April 10, 2007

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Sinclair Broadcast Group, Inc.  The annual meeting on May 10, 2007 will be held at Sinclair’s corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m., local time.

Enclosed with this letter is a notice of the annual meeting of shareholders, a proxy statement, a proxy card and a return envelope.  Also enclosed with this letter is Sinclair Broadcast Group, Inc.’s Annual Report to shareholders for the year ended December 31, 2006.

Your vote on these matters is very important.  We urge you to review carefully the enclosed materials and to return your proxy promptly.

You are cordially invited to attend the annual meeting and you may vote in person even though you have returned your proxy card.  Whether or not you plan to attend the annual meeting, please sign and promptly return your proxy card in the enclosed postage paid envelope.

Sincerely,

David D. Smith
Chairman of the Board
and Chief Executive Officer

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance at the meeting to our shareholders of record as of March 16, 2007.  Registration will begin at 9:30 a.m. and seating will begin at 9:45 a.m.  Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport.  Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of March 16, 2007 (record date).  Cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

YOUR VOTE IS IMPORTANT—Please execute and return the enclosed proxy card promptly, whether or not you plan to attend the

Sinclair Broadcast Group, Inc. annual meeting.

SINCLAIR BROADCAST GROUP, INC.

10706 Beaver Dam Road

Hunt Valley, Maryland 21030

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	May 10, 2007
Time:	10:00 a.m. local time
Place:	Sinclair corporate office
10706 Beaver Dam Rd
Hunt Valley, Maryland 21030

YOUR VOTE AT THE ANNUAL MEETING IS VERY IMPORTANT TO US.

Dear Shareholders:

At the 2007 annual meeting, you will be asked to:

1.               Elect eight directors, each for a one-year term;

2.               Ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Sinclair for the year ending December 31, 2007;

3.               Approve the material terms of executive officer performance goals to qualify as performance-based compensation; and

4.               Transact such other business as may properly come before the annual meeting.

You will be able to vote your shares at the annual meeting if you were a shareholder of record at the close of business on March 16, 2007.

BY ORDER OF THE BOARD OF DIRECTORS

J. Duncan Smith, Secretary

Baltimore, Maryland

April 10, 2007

SINCLAIR BROADCAST GROUP, INC.

10706 BEAVER DAM ROAD

HUNT VALLEY, MARYLAND 21030

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

To be held on May 10, 2007

This proxy statement provides information that you should read before you vote on the proposals that will be presented to you at the 2007 annual meeting of shareholders of Sinclair Broadcast Group, Inc.  The annual meeting will be held on May 10, 2007 at our corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m. local time.

This proxy statement provides detailed information about the annual meeting, the proposals you will be asked to vote on at the annual meeting and other relevant information.  Our Board of Directors is soliciting these proxies.

At the annual meeting, you will be asked to vote on the following proposals:

1.               Elect eight directors, each for a one-year term;

2.               Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2007;

3.               Approve the material terms of executive officer performance goals to qualify as performance-based compensation; and

4.               Such other matters as may properly come before the meeting.

The Board of Directors recommends that the shareholders vote to elect the Board’s nominees for director and ratify the appointment of Ernst & Young LLP.

On or about April 10, 2007, we began mailing this proxy statement to people who, according to our records, owned common shares or beneficial interests in us as of the close of business on March 16, 2007.  We have mailed with the proxy statement a copy of our annual report to shareholders for the year ended December 31, 2006.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance at the meeting to our shareholders of record as of March 16, 2007.  Registration will begin at 9:30 a.m. and seating will begin at 9:45 a.m.  Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport.  Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of March 16, 2007 (record date).  Cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

INFORMATION ABOUT THE 2007 ANNUAL MEETING AND VOTING

The Annual Meeting

The annual meeting will be held on May 10, 2007 at our corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m. local time.

This Proxy Solicitation

We are sending you this proxy statement because our Board of Directors is seeking a proxy to vote your shares at the annual meeting.  This proxy statement is intended to assist you in deciding how to vote your shares.

We are paying the cost of soliciting these proxies.  Our directors, officers and employees may request proxies in person or by telephone, mail, telecopy or letter.  We will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of our common shares.

Voting Your Shares

You may vote your shares at the annual meeting either in person or by proxy.  To vote in person, you must attend the annual meeting and obtain and submit a ballot.  Ballots for registered shareholders to vote in person will be available at the annual meeting.  If you hold your shares through a broker, you might not be a registered shareholder.  In this case, your shares would not be officially registered in your name; rather they would be registered in your broker’s name (which is sometimes called “street name”).  If your shares are held in street name, you cannot vote in person at the annual meeting unless you have a proper power of attorney from your broker.  To vote by proxy, you must complete and return the enclosed proxy card in time for it to be received by us before the annual meeting.  By completing and returning the proxy card, you will be directing the persons designated on the proxy card to vote your shares at the annual meeting in accordance with the instructions you give on the proxy card.

If you hold your shares in street name with a broker and you do not tell your broker how to vote, your broker has the authority to vote on all proposals.  Abstentions and broker non-votes (where a broker or nominee is not permitted to exercise discretionary authority to vote on a matter and has not received voting instructions from the beneficial owner) are not counted as votes cast on any matter to which they relate and will not affect the outcome of any proposal being voted on at the annual meeting, but are counted in determining the presence of a quorum.

If you decide to vote by proxy, your proxy card will be valid only if you sign, date and return it before the annual meeting scheduled to be held on May 10, 2007.

If you complete the proxy card, except for the voting instructions, then your shares will be voted FOR each of the director nominees identified on the proxy card and FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2007.

We have described in this proxy statement all the proposals that we expect will be made at the annual meeting. If a shareholder or we properly present any other proposal at the meeting, we will use your proxy to vote your shares on the proposal in our best judgment.

Revoking Your Proxy

If you decide to change your vote, you may revoke your proxy at any time before it is voted. You may revoke your proxy by any one of three ways:

•                  you may notify our Secretary in writing that you wish to revoke your proxy, at the following address: Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland, 21030, Attention: J. Duncan Smith, Vice President and Secretary.  We must receive your notice before the time of the annual meeting;

•                  you may submit a proxy dated later than your original proxy; or

•                  you may attend the annual meeting and vote.  Merely attending the annual meeting will not by itself revoke a proxy; you must obtain a ballot and vote your shares to revoke the proxy and in the case of shares held in street name you must obtain a proper power of attorney from your broker to vote your shares.

Vote Required for Approval

Shares Entitled to Vote. On March 16, 2007 (the record date), the following shares were issued and outstanding and had the votes indicated:

•                  49,865,915 shares of Class A Common Stock, each of which is entitled to one vote on each of the proposals, and

•                  36,638,847 shares of Class B Common Stock, each of which is entitled to ten votes on each of the proposals.

Quorum.  A majority of the outstanding shares of common stock entitled to vote, or a “quorum,” must be present at the annual meeting in order to transact business. A quorum will be present if 208,127,194 votes are represented at the annual meeting, either in person (by the shareholders) or by proxy. If a quorum is not present, a vote cannot occur.  In deciding whether a quorum is present, abstentions and broker non-votes will be counted as shares that are represented at the annual meeting.

Votes Required.  The votes required on each of the proposals are as follows:

Proposal 1: Election of Eight Directors

The eight nominees for director who receive the most votes will be elected. This is called a “plurality”. If you indicate “withhold authority to vote” for a particular nominee on your proxy card, your vote will not count either for or against the nominee.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the Audit Committee’s selection of the independent registered public accounting firm. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal.

Proposal 3: Approval of Material Terms of Executive Officer Performance Goals

The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the approval of the material terms of the executive officer performance goals to qualify as performance-based compensation. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal.

Additional Information

We are mailing our annual report to shareholders for the year ended December 31, 2006, including consolidated financial statements, to all shareholders entitled to vote at the annual meeting together with this proxy statement.  The annual report does not constitute a part of the proxy solicitation material.  The annual report tells you how to get additional information about us.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for election to the Board of Directors are:

David D. Smith

Frederick G. Smith

J. Duncan Smith

Robert E. Smith

Daniel C. Keith

Martin R. Leader

Lawrence E. McCanna

Basil A. Thomas

Each director will be elected to serve for a one-year term, unless he resigns or is removed before his term expires, or until his replacement is elected and qualified.  Each of the nominees listed above is currently a member of the Board of Directors and each of them has consented to serve as a director if elected.  More detailed information about each of the nominees is available in the section of this proxy statement titled “Directors and Executive Officers,” which begins on page 10.

If any of the nominees cannot serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees.  If a substitute is nominated, we will vote all valid proxies for the election of the substitute nominee or nominees.  Alternatively, the Board of Directors may also decide to leave the board seat or seats open until a suitable candidate or candidates are located, or it may decide to reduce the size of the Board.

The Amended and Restated Certificate of Incorporation provides that our business shall be managed by a Board of Directors of not less than three and not more than thirteen directors with the number of directors to be fixed by the Board of Directors from time to time.  The Board of Directors has presently established the size of the Board at eight members. Proxies for the annual meeting may not be voted for more than eight nominees.

Messrs. David, Frederick, Duncan and Robert Smith (collectively, the controlling shareholders) are brothers and have entered into a shareholders’ agreement pursuant to which they have agreed to vote for each other as candidates for election to the Board of Directors until June 13, 2015.  The controlling shareholders own collectively 82.2% of the total voting power.

The Board of Directors recommends a vote FOR each of the nominees to the Board of Directors.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has sole responsibility for the selection of our independent registered  public accounting firm and has selected Ernst & Young LLP as our independent registered public accounting firm for 2007.  However, the Board of Directors is soliciting the shareholders’ ratification of the selection of Ernst & Young LLP as a matter of good corporate practice.  If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reevaluate the engagement of the independent registered public accounting firm.  Even if the appointment is ratified, the Audit Committee, in its discretion, may nevertheless appoint another independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the shareholders.

A representative of Ernst & Young LLP is expected to attend the annual meeting. The Ernst & Young LLP representative will have the opportunity to make a statement  if he or  she  desires  to do so and  will  be  able  to  respond  to appropriate questions from shareholders.  Additional information regarding fees paid to Ernst & Young LLP is available in the section of this proxy statement titled “Audit Committee, Audit Fees and Auditor Independence.”

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP.

PROPOSAL 3: APPROVAL OF MATERIAL TERMS OF EXECUTIVE OFFICER PERFORMANCE GOALS

Introduction

The Internal Revenue Code generally does not allow publicly held companies to obtain tax deductions for compensation of more than $1.0 million paid in any year to any of their five most highly paid executive officers unless such payments are “qualified performance-based” as defined by the applicable treasury regulations. One of the requirements for compensation to be performance-based under those regulations is that the company must obtain shareholder approval every five years of the material terms of performance goals for such compensation. In accordance with the treasury regulations, the material terms that the shareholders approve constitute the framework for the Compensation Committee to establish programs and awards under which compensation provided by the Company can qualify as “performance-based” compensation for purposes of the tax laws. Under the tax rules, the Compensation Committee must be comprised solely of two or more outside directors.

The Board is requesting shareholder approval of the material terms of performance goals in this proposal to enable the Company to have a shareholder-approved arrangement under which it may receive tax deductions until the 2012 annual meeting. The goals pertain to non-equity incentive compensation in the form of a cash bonus.

Material Terms of the Performance Goals

As defined by the treasury regulations, shareholders must approve each of the material terms of performance goals if the Company is to obtain tax deductions for the specified forms of performance-based compensation for executives whose total annual compensation exceeds $1.0 million, including (i) the employees eligible to receive compensation, (ii) the performance goals, (iii) the description of the business measurements on which the performance goals are based and (iv) the formula used to calculate the maximum amount of compensation that can be paid to an employee under the arrangement. Each of these aspects is discussed below.

Group of Employees Covered

The Company’s Chief Operating Officer/Television Group is presently the only named executive officer whose compensation the Committee expects to be subject to the performance goals; however, the Committee reserves the right in the future to apply the performance goals to any named executive officer.  Although the Internal Revenue Code only limits deductibility for compensation paid to the five most highly paid executive officers, we may apply the performance goals to any of our other senior officers in the event that any of them becomes one of the five most highly compensated executive officers during the time that they receive compensation covered by this proposal.

Business Measurements in the Performance Goals

The performance goals relate to the Company’s achievement of specified quarterly and annual performance levels.  The Company intends to measure performance levels based on television broadcast cash flow (BCF).  BCF is a non-GAAP measure reflective of our television assets’ operating performance.  BCF is calculated as GAAP operating income plus corporate general and administrative expenses, stock-based compensation, depreciation and amortization, impairments, other operating divisions’ expenses and other non-cash charges less other operating divisions’ revenues and cash film payments.  The Company intends that annual or quarterly bonuses will be determined in accordance with the formulas described below.  The Compensation Committee will approve the budgeted BCF and the maximum quarterly and annual bonus amounts utilized in the formulas below during the first quarter of the fiscal year.  The Compensation Committee can adjust BCF amounts used in the measurement of any senior officer’s performance at its discretion for unexpected circumstances such as unforeseen business initiatives affecting BCF that are out of control of the senior officer or catastrophic events.

Quarterly Performance Formula.  The quarterly component will be paid on a sliding scale.  If actual quarterly BCF is in excess of budgeted quarterly BCF for a particular quarter, then one quarter of the maximum quarterly bonus will be paid.

Annual Performance Formula.   The annual component is paid on a progressive scale.  For every $1.0 million that annual actual BCF exceeds annual budgeted BCF, 5% of the maximum allowable annual bonus is paid.

Maximum Amounts

The maximum cash bonus each of our named executive officers can earn in any fiscal year is 0.2% of actual BCF.

The Compensation Committee has established business measurements and maximum amounts that it considers appropriate in light of foreseeable contingencies and future business conditions.  If approved by the shareholders, this proposal would not limit the Company’s right to award or pay other or additional forms of compensation (including, but not limited to, salary or stock-based awards) to the Company’s senior officers.  These other forms of compensation may be paid regardless of whether or not performance goals in this proposal are achieved in any future year, and whether or not payment of such other forms of compensation would be tax deductible, but will be designed so as not to affect the deductibility of arrangements intended to qualify as performance-based compensation under the tax laws.

The Board of Directors recommends a vote FOR the proposal to approve the material terms of execuitive officer performance goals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

There were 86,500,762 shares of our common stock issued and outstanding on March 14, 2007, consisting of 49,675,142 shares of Class A Common Stock and 36,825,620 shares of Class B Common Stock.  The following table shows how many shares were owned by the following categories of persons as of that date:

•                  persons known to us who beneficially own more than 5% of the shares;

•                  each director and executive officer described on the “Summary Compensation Table” on page 22; and

•                  directors and executive officers as a group.

	Shares of Class B Common Stock Beneficially Owned (c)		Shares of Class A Common Stock Beneficially Owned			Percent of Total Voting
Name	Number	Percent	Number		Percent (a)	Power (b)
David D. Smith	9,349,925	25.4%	9,754,527	(d)	16.4%	22.4%
Frederick G. Smith	7,358,831	20.0%	7,704,563	(e)	13.5%	17.7%
J. Duncan Smith	10,186,773	27.7%	10,190,287	(f)	17.0%	24.3%
Robert E. Smith	7,430,855	20.2%	7,463,218	(g)	13.1%	17.8%
David B. Amy	—	—	180,538	(h)	*	*
Barry M. Faber	—	—	86,718	(i)	*	*
Steven M. Marks	—	—	148,897	(j)	*	*
Lucy A. Rutishauser	—	—	32,353	(k)	*	*
Basil A. Thomas	—	—	7,175		*	*
Martin R. Leader	—	—	16,113	(l)	*	*
Daniel C. Keith	—	—	14,000	(m)	*	*
Lawrence E. McCanna	—	—	4,600		*	*
GAMCO Investors, Inc. (formerly Gabelli Asset Management, Inc.) One Corporate Center Rye, NY 10580-1435	—	—	4,045,816	(n)	8.1%	1.0%
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	—	—	3,663,906	(o)	7.4%	*
Barclay’s Global Investors, NA 45 Fremont Street San Francisco, CA 94105	—	—	3,428,779	(p)	6.9%	*
Morgan Stanley 1585 Broadway New York, NY 10036	—	—	3,418,606	(q)	6.9%	*
Earnest Partners, LLC 1180 Peachtree Street NE , Suite 2300 Atlanta, GA 30309	—	—	3,016,989	(r)	6.1%	*
All directors and executive officers as a group (12 persons)	34,326,384	93.2%	35,602,989	(s)	42.0%	82.3%

*Less than 1%

(a)          Percent of Class A Common Stock beneficially owned is the number of shares of Class A Common Stock beneficially owned divided by the sum of (i) number of shares of Class A Common Stock outstanding plus (ii) any Class B Common Stock individually held.

(b)         Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share except for votes relating to “going private” and certain other transactions. The Class A Common Stock and the Class B Common Stock vote altogether as a single class except as otherwise may be required by Maryland law on all matters presented for a vote. Holders of Class B Common Stock may at any time convert their shares into the same number of shares of Class A Common Stock.

(c)          By virtue of a stockholders’ Agreement dated April 19, 2005 by and among David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith, each of the Smith brothers is required to vote all of his Class A and Class B common stock in favor of the other Smith brothers to cause their election as directors.  Consequently, each of the Smith brothers may be deemed to beneficially own the shares of common stock individually owned by the other Smith brothers.  Nevertheless, each of the Smith brothers disclaims beneficial ownership of the shares owned by the other Smith brothers.

(d)         Shares of Class A Common Stock beneficially owned include 9,349,925 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock, and 365,000 shares of Class A Common Stock that may be acquired upon exercise of options exercisable within 60 days of March 14, 2007.

(e)          Shares of Class A Common Stock beneficially owned include 6,957,673 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock.  The shares of Class B Common Stock include 401,158 shares held in an irrevocable trust established by Frederick G. Smith for the benefit of his children, of which Robert E. Smith is one of the trustees.

(f)            Shares of Class A Common Stock beneficially owned include 10,200,000 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock.  The shares of Class B Common Stock do not include 510,000 shares held in an irrevocable trust established by J. Duncan Smith for the benefit of his children, of which he is not the trustee.

(g)         Shares of Class A Common Stock beneficially owned include 7,430,855 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock, and 10,000 shares of Class A Common Stock that may be acquired upon exercise of options exercisable within 60 days of March 14, 2007.  The shares of Class B Common Stock include 291,049 shares held in an irrevocable trust established by Robert E. Smith for the benefit of family members, of which he is the trustee.  The shares of Class B Common Stock do not include 290,650 shares held in an irrevocable trust established by Robert E. Smith for the benefit of his children, of which he is not the trustee.

(h)         Includes 147,500 shares of Class A Common Stock that may be acquired upon exercise of options exercisable and 3,000 shares of restricted Class A Common Stock that will vest within 60 days of March 14, 2007.

(i)             Includes 70,000 shares of Class A Common Stock that may be acquired upon exercise of options exercisable and 1,250 shares of restricted Class A Common Stock that will vest within 60 days of March 14, 2007.

(j)             Includes 125,500 shares of Class A Common Stock that may be acquired upon exercise of options exercisable and 3,000 shares of restricted Class A Common Stock that will vest within 60 days of March 14, 2007.

(k)          Includes 30,000 shares of Class A Common Stock that may be acquired upon exercise of options exercisable and 500 shares of restricted Class A Common Stock that will vest within 60 days of March 14, 2007.

(l)             Includes 10,000 shares of Class A Common Stock that may be acquired upon exercise of options exercisable within 60 days of March 14, 2007.

(m)       Includes 10,000 shares of Class A Common Stock that may be acquired upon exercise of options exercisable within 60 days of March 14, 2007.

(n)         As set forth in the Schedule 13D/A filed by GAMCO Investors, Inc, (formerly Gabelli Asset Management, Inc.) with the SEC on October 4, 2006, GAMCO Investors, Inc. is deemed to be the beneficial owner of 4,045,816 shares and has sole voting power with respect to 4,029,316 of those shares.

(o)         As set forth in the Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on February 9, 2007, Dimensional Fund Advisors LP is deemed to be the beneficial owner of 3,663,906 shares and has sole voting power with respect to 3,663,906 of those shares.

(p)         As set forth in the schedule 13G/A filed by Barclay’s Global Investor’s, NA with the SEC on January 23, 2007, Barclay’s Global Investor’s, NA is deemed to be the beneficial owner of 3,428,779 shares and has sole voting power with respect to 3,202,691 of those shares.

(q)         As set forth in the Schedule 13G/A filed by Morgan Stanley with SEC on February 14, 2007, Morgan Stanley is deemed to be the beneficial owner of 3,418,606 shares and has sole voting power with respect to 3,248,445 of those shares.

(r)            As set forth in the Schedule 13G/A filed by Earnest Partners, LLC with the SEC on February 14, 2007, Earnest Partners, LLC is deemed to be the beneficial owner of 3,016,989 shares and has sole voting power with respect to 1,465,600 of those shares.

(s)          Includes shares of Class A Common Stock that may be acquired upon the exercise of options and shares of restricted Class A Common Stock that will vest within 60 days of March 14, 2007.

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

Set forth below is certain information relating to our named directors and nominees, executive officers and certain key employees.

Name	Age	Title
Directors
David D. Smith	56	President, Chief Executive Officer, Chairman of the Board and Director
Frederick G. Smith	57	Vice President and Director
J. Duncan Smith	53	Vice President, Secretary and Director
Robert E. Smith	43	Director
Daniel C. Keith	52	Director
Martin R. Leader	66	Director
Lawrence E. McCanna	63	Director
Basil A. Thomas	91	Director

Executive Officers
David B. Amy	54	Executive Vice President / Chief Financial Officer
Steven M. Marks	50	Chief Operating Officer / Television Group
Barry M. Faber	45	Vice President / General Counsel
Lucy A. Rutishauser	42	Vice President / Corporate Finance / Treasurer
David R. Bochenek	44	Vice President / Chief Accounting Officer

Key Employees
M. William Butler	54	Vice President / Programming and Promotions
Joe DeFeo	47	Vice President / News
Lawrence M. Fiorino	45	Founder and CEO / G1440, Inc.
Nat S. Ostroff	66	Vice President / New Technology
Delbert R. Parks, III	54	Vice President / Operations and Engineering
Darren J. Shapiro	46	Vice President / New Business Sales
Gregg L. Siegel	46	Vice President / National Sales
Jeffrey W. Sleete	52	Vice President / Marketing
Donald H. Thompson	40	Vice President / Human Resources
Thomas I. Waters, III	38	Vice President / Purchasing

Members of the Board of Directors are elected for one-year terms and serve until their successors are duly elected and qualified.  Executive officers are appointed by the Board of Directors annually to serve for one-year terms and serve until their successors are duly appointed and qualified.

Messrs. David, Frederick, Duncan and Robert Smith are brothers and have entered into a stockholders’ agreement pursuant to which they have agreed to vote for each other as candidates for election to the Board of Directors until June 13, 2015.

Profiles

David D. Smith has served as President and Chief Executive Officer since 1988 and as Chairman of the Board of Sinclair Broadcast Group, Inc. since September 1990. Mr. Smith founded Comark Communications, Inc., a company engaged in the manufacture of high power transmitters for UHF television stations, and was an officer and director of Comark until 1986.  He also was a principal in other television stations prior to serving as a General Manager of WPMY (formerly WCWB-TV) from 1984 until 1986.  In 1986, David was instrumental in the formation of Sinclair Broadcast Group, Inc.  David Smith is currently a member of the board of directors of Sinclair Ventures, Inc., G1440 Holdings, Inc., Atlantic Automotive Corporation, Safe Waterways in Maryland, The Triscari Group, Inc., Carson Scholars Fund, Inc., and The Sinclair Relief Fund (a qualified charitable organization).

Frederick G. Smith has served as Vice President of Sinclair since 1990 and Director since 1986.  Prior to joining  Sinclair in 1990, Mr. Smith was an oral and  maxillofacial  surgeon engaged in private practice and was employed by Frederick G. Smith, M.S., D.D.S., P.A., a professional  corporation of which Mr. Smith was the sole officer, director and stockholder. Mr. Smith is currently a member of the board of directors or trustees of Sinclair Ventures, Inc., the Freven

Foundation, Safe Waterways in Maryland, Gerstell Academy, University of Maryland at Baltimore Foundation, St. Joseph’s Hospital and The Sinclair Relief Fund.

J. Duncan Smith has served as Vice President, Secretary and as a Director of Sinclair since 1986.  Prior to that, he worked for Comark Communications, Inc. installing UHF transmitters.  In addition, he also worked extensively on the construction of WPMY (formerly WCWB-TV) in Pittsburgh, Pennsylvania; WTTE-TV in Columbus, Ohio; WIIB-TV in Bloomington, Indiana and WTTA-TV in Tampa / St. Petersburg, Florida the renovation of the studio, offices and news facility for WBFF-TV in Baltimore, Maryland and construction of the Sinclair headquarters building in Hunt Valley, Maryland.  J. Duncan Smith is currently a member of the board of directors of Sinclair Ventures, Inc., The High Rock Foundation, Safe Waterways in Maryland and The Sinclair Relief Fund.

Robert E. Smith has served as a Director since 1986. He served as Vice President and Treasurer of Sinclair from 1988 to June 1998, at which time he resigned from his position as Vice President and Treasurer.  In March 1997, Mr. Smith started RSMK LLC, a commercial real estate investment company which he currently manages.  Prior to 1986, he assisted in the construction of several television stations including WTTE-TV in Columbus, Ohio and also worked for Comark Communications, Inc. installing UHF transmitters. Mr. Smith is currently a member of the board of directors of Sinclair Ventures, Inc., Nextgen Foundation Charitable Trust, Safe Waterways in Maryland, Gerstell Academy, Bay Television, Inc., Keyser Investment Group, Cunningham Communications, Inc., Gerstell Development LP and Beaver Dam LLC.

Daniel C. Keith has served as a Director since May 2001. Mr. Keith is the President and Founder of the Cavanaugh Group, Inc., a Baltimore-based investment advisory firm founded in October 1995.  Prior to establishing the Cavanaugh Group, Inc., Mr. Keith was Vice President, Senior Portfolio Manager, and Director of the Investment Management division of a local financial services company since 1985.  During this time, he served as chairman of the Investment Advisory Committee and was a member of the board of directors.  Mr. Keith has been advising clients since 1979 and is currently a member of the boards of trustees of The High Rock Foundation, Safe Waterways in Maryland and The Boy’s Latin School of Maryland.

Martin R. Leader has served as a Director since May 2002.  Mr. Leader is a retired partner of the law firm ShawPittman (now know as Pillsbury Winthrop Shaw Pittman LLP) in Washington, D.C. where he specialized in communications law matters.  Prior to his service at ShawPittman, Mr. Leader was a senior partner with the law firm of Fisher Wayland Cooper Leader & Zaragoza in Washington, D.C. from 1973 to 1999.  Mr. Leader was a member of the board of directors of Atlantic Automotive Corporation until February 2006. Mr. Leader has served on the staff of the Office of Opinions and Review of the Federal Communications Commission.  He is a member of the District of Columbia Bar.  Mr. Leader graduated from Tufts University and Vanderbilt University Law School.

Lawrence E. McCanna has served as a Director since July 1995. Mr. McCanna has been a shareholder of the accounting firm of Gross, Mendelsohn & Associates, P.A. since 1972 and has served as its managing director since 1982. Mr. McCanna  has  served  on  various committees of the Maryland Association of Certified  Public  Accountants  and  was  chairman  of  the  Management  of  the Accounting  Practice  Committee. He is also a former member of the Management of an Accounting Practice Committee of the American Institute of Certified Public Accountants.  Mr. McCanna is a current member of the board of directors of Mount St. Joseph High School and serves on that organization’s finance committee.  He is also a former member of the board of directors of Maryland Special Olympics.

Basil A. Thomas has served as a Director since November 1993. He is of counsel to the Baltimore law firm of Thomas & Libowitz, P.A. and has been in the private practice of law since 1983. From 1961 to 1968, Mr. Thomas served as an Associate Judge on the Municipal Court of Baltimore City and from 1968 to 1983, he served as an Associate Judge of the Supreme Bench of Baltimore City.  Mr. Thomas is a member of the American Bar Association and the Maryland State Bar Association.  Mr. Thomas attended the College of William & Mary and received his L.L.B. from the University of Baltimore.  Mr. Thomas is the father of Steven A. Thomas, a senior attorney and founder of Thomas & Libowitz, counsel to Sinclair.

David B. Amy has served as Executive Vice President/Chief Financial Officer (CFO) of Sinclair since March 2001. Prior to that, he served as Executive Vice President from September 1999 to March 2001 and as Vice President and CFO from September 1998 to September 1999. Prior to that, he served as CFO from 1994 to September 1998. In addition, he serves as Secretary of Sinclair Television Group, Inc., a wholly-owned subsidiary that owns and operates our broadcasting operations. Mr. Amy has over 23 years of broadcast experience, having joined Sinclair as a Business Manager for WPMY (formerly WCWB-TV) in Pittsburgh, Pennsylvania.  Mr. Amy received his MBA degree from the University of Pittsburgh in 1981.  Mr. Amy is currently a member of the board of directors of Acrodyne Communications, Inc., G1440 Holdings, Inc., KDSM, LLC and VisionAir.  Mr. Amy is the audit and compensation committee chair of Acrodyne Communications, Inc. and is an advisor to Allegiance Capital, LP regarding potential investment opportunities by Sinclair.

Steven M. Marks has served as Chief Operating Officer/Television Group since February 2003 and is responsible for the television station group operations.  Prior to that, he served as Vice President/Regional Director from March 2002 to February 2003. As a Vice President/Regional Director, Mr. Marks was responsible for the Baltimore, Columbus, Pittsburgh, Flint, Tallahassee, Charleston, West Virginia, Portland, Springfield, Minneapolis, Tampa, Syracuse, Norfolk, Richmond, Buffalo and Rochester markets.  Prior to his appointment as Vice President/Regional Director, Mr. Marks served as Regional Director since October 1994. Mr. Marks served as General Manager for Sinclair’s flagship station, WBFF-TV in Baltimore, Maryland from July 1991 until October 1994.  From 1986 until joining WBFF-TV in 1991, Mr. Marks served as General Sales Manager at WTTE-TV in Columbus, Ohio.  Prior to that time, he was national sales manager for WFLX-TV in West Palm Beach, Florida.

Barry M. Faber has served as Vice President/General Counsel since August 1999 and prior to that as Associate General Counsel from 1996 to 1999.  Prior to that time, he was associated with the law firm of Fried, Frank, Harris, Shriver, & Jacobson in Washington, D.C. Barry M. Faber is a graduate of the University of Virginia and the University of Virginia School of Law.  Mr. Faber is also a member of the board of directors of The Sinclair Relief Fund.

Lucy A. Rutishauser has served as Vice President/Corporate Finance/Treasurer since November 2002.  From March 2001 until November 2002, she served as Treasurer and, from 1998 until March 2001, she served as Assistant Treasurer.  From 1996 to 1997, Ms. Rutishauser was the Assistant Treasurer for Treasure Chest Advertising Company (currently Vertis).  From 1992 to 1996, Ms. Rutishauser served as Assistant Treasurer and Director of Treasury for Integrated Health Services, Inc.  From 1988 to 1992, Ms. Rutishauser held various treasury positions with Laura Ashley, Inc. and the Black and Decker Corporation.  Ms. Rutishauser graduated magna cum laude from Towson University with a Bachelor of Science degree in Economics and Finance and received her M.B.A., with honors from the University of Baltimore.  Ms. Rutishauser is a member of the National Institute of Investor Relations and the Association of Finance Professionals.

David R. Bochenek has served as Vice President/Chief Accounting Officer since May 2005. Prior to that, he served as Chief Accounting Officer from November 2002 to April 2005.  Mr. Bochenek joined Sinclair in March 2000 as the Corporate Controller.  Prior to joining Sinclair, Mr. Bochenek was Vice President, Corporate Controller for Prime Retail, Inc. from 1993 until 2000. From 1990 to 1993, Mr. Bochenek served as Assistant Vice President for MNC Financial, Inc. and prior to that held various positions in the audit department of Ernst & Young, LLP. Mr. Bochenek received his Bachelor of Business Administration in Accounting and Master of Science in Finance from Loyola College in Maryland.

M. William Butler has served as Vice President/ Programming and Promotions since July 1999 and from 1997 until 1999, as Vice President/Group Program Director, of Sinclair Television Group, Inc.  From 1995 to 1997, Mr. Butler served as Director of Programming at KCAL-TV in Los Angeles, California.  From 1991 to 1995, he was Director of Marketing and Programming at WTXF-TV in Philadelphia, Pennsylvania and prior to that he was the Program Director at WLVI in Boston, Massachusetts.   Mr. Butler attended the Graduate Business School of the University of Cincinnati from 1975 to 1976.

Joe DeFeo has served as Vice President/News since August 2003. From October 2002 until August 2003, he was the Corporate News Director. From 1992 until October 2002, Mr. DeFeo served as the News Director of WBFF-TV and WNUV-TV, both in Baltimore, Maryland. Mr. DeFeo started his career at WGAL-TV in Lancaster/Harrisburg, Pennsylvania and worked for five years as news producer at WBAL-TV in Baltimore, Maryland. Immediately before coming to WBFF and WNUV in 1991, he was Producer of the FOX Morning News at WTTG-TV in Washington, D.C. and helped start up that morning newscast. Mr. DeFeo has won two Washington regional Emmy awards for newscast producing.

Lawrence M. Fiorino founded G1440 Holdings, Inc. (G1440) in April 1998.  G1440 is a provider of single-source, end-to-end e-Business solutions and a number of services and products, including a homebuilding application, an immigration tracking tool application, a syndicated television program management and scheduling application and a procurement application. Mr. Fiorino has served as the CEO of G1440 since its inception. From 1994 to 1998, he was Vice President of Systems and Technology for The Ryland Group, Inc. Mr. Fiorino is a Certified Public Accountant, has a BA in Accounting, an MBA in MIS, and is a regular contributing writer for Maryland’s Daily Record newspaper.  Mr. Fiorino appears weekly on “FOX-45’s Web Sightings” technology segment on Sinclair’s FOX affiliate station in Baltimore, Maryland.  Mr. Fiorino is currently on the board of directors of Towson University Alumni, Towson University College of Business and Economics, Emerging Technology Centers of Maryland, Columbia Foundation, Port Discovery, University of Baltimore Entrepreneurship and University of Maryland Library.

Nat S. Ostroff has served as Vice President/New Technology since 1996.  From 1984 until joining Sinclair, he was the President and CEO of Comark Communications, Inc., a leading manufacturer of UHF transmission equipment. While at Comark, Mr. Ostroff was nominated and awarded a Prime Time Emmy Award for outstanding engineering achievement  for  the development of new UHF  transmitter  technologies  in 1993. In 1968, Mr. Ostroff founded Acrodyne Industries Inc., a manufacturer of TV transmitters and served as its first President and CEO.  Mr. Ostroff holds a BSEE degree from Drexel University and an MEEE degree from New York University. He is a member of several industry organizations, including AFCCE, IEEE and SBE. Mr. Ostroff also serves as CEO and Chairman of the Board for Acrodyne Communications, Inc., in which Sinclair has a majority ownership interest.

Delbert R. Parks, III has served as Vice President/Operations and Engineering of Sinclair Television Group, Inc. since 1996.  From 1985 to 1996, he was Director of Operations and Engineering for WBFF-TV in Baltimore, Maryland and Sinclair.  He has held various operations and engineering positions with Sinclair for the last 35 years.  He is responsible for planning, organizing and implementing operational and engineering policies and strategies as they relate to television operations, Internet activity, information management systems, and infrastructure. Mr. Parks is a member of the Society of Motion Picture and Television Engineers and the Society of Broadcast Engineers.  Mr. Parks is also a retired Army Lieutenant Colonel who has held various commands during his 26-year reserve career.

Darren J. Shapiro has served as Vice President/New Business Sales since March 2007.  From 2001 to 2007, he served as Vice President/Sales and from 2000 to 2001, he served as Director of Internet Sales.  From 1999 to 2000, he served as New Business Development Manager and, prior to that he served as General Sales Manager and Local Sales Manager for WBFF-TV, Sinclair’s FOX affiliate in Baltimore, Maryland from 1993 to 1999.  From 1989 to 1993, Mr. Shapiro served as Corporate National Sales Manager.  Prior to that he was a Senior Account Executive for Seltel Inc. in New York City.  Mr. Shapiro holds a Bachelor’s degree in Economics from the University of Rochester.

Gregg L. Siegel has served as Vice President/National Sales since June 2001.  Prior to that time, he worked as Director of Business Development, Strategic Sales Manager and a Regional Sales Manager on a multiple market basis, since starting with Sinclair in 1994.  He has held several sales and management positions with National Sales Representation Firms, having started his television sales career in 1982 with Avery-Knodel as a marketing associate.  Mr. Siegel holds a Bachelor’s degree in Communications and Marketing from the University of Arizona.

Jeffrey W. Sleete has served as Vice President/Marketing since August 2001.  From 1999 until 2001, he served as a Regional Director and as Regional Sales Counselor for Sinclair’s television stations.  From 1996 to 1999, he was the Vice President of Sales & Marketing for Sinclair’s radio division.  From 1985 until 1996, he served as General Manager of radio stations in Detroit, Michigan; Houston, Texas and West Palm Beach, Florida.  From 1980 to 1985, Mr. Sleete headed a national sales representation firm office in Detroit and was a General Sales Manager for two radio stations.  Prior to that, he was an account executive for both local and national sales.  Mr. Sleete holds a Bachelor of Science degree from Eastern Michigan University.

Donald H. Thompson has served as Vice President/Human Resources since November 1999 and prior to that as Director of Human Resources from September 1996.  Prior to joining Sinclair, Mr. Thompson was Human Resources Manager for NASA at the Goddard Space Flight Center near Washington, D.C.  Mr. Thompson holds a Bachelor’s Degree in Psychology and a Certificate in Personnel and Industrial Relations from University of Maryland, Masters of Science in Business/Human Resource & Behavioral Management and a Master of Business Administration from Johns Hopkins University.  Mr. Thompson is a member of the Society for Human Resource Management.

Thomas I. Waters, III has served as Vice President/Purchasing since November 2002.  From 2000 to 2002, he served as Director of Purchasing & Administration.  From 1996 to 2000, Mr. Waters was Director of Purchasing.  Before joining Sinclair, Mr. Waters served as the Purchasing Manager for NaturaLawn of America.  Mr. Waters holds a Bachelor of Science degree in Business Administration from the University of Baltimore and is Treasurer of the Baltimore-Washington Business Travelers Association and on the board of directors for the National Association of Purchasing Managers-Maryland chapter.

Corporate Governance

Board of Directors and Committees.  In 2006, the Board of Directors held a total of 16 meetings.   Each director attended all meetings of the Board of Directors and all committees of the Board of Directors on which he served.  All directors attended the Annual Meeting held on May 11, 2006.  It is the Board’s policy that the Directors should attend our annual meeting of shareholders, absent exceptional cause.

The Board of Directors currently consists of eight members.  The committees of the Board of Directors include an Audit Committee and a Compensation Committee and from time to time special committees formed by the Board of Directors as may be necessary.

Controlled Company Determination.  Our Board has determined that we are a “Controlled Company” for purposes of the Nasdaq listing requirements. A “Controlled Company” is a company of which more than 50% of the voting power is held by an individual, a group or another company. Certain Nasdaq requirements do not apply to a Controlled Company, including requirements that: (1) a majority of its board of directors must be comprised of “independent” directors as defined in Nasdaq’s rules; and (2) the compensation of officers and the nomination of directors be determined in accordance with specific rules, generally requiring determinations by committees comprised solely of independent directors or in meetings at which only the independent directors are present. Our Board of Directors has determined that we are a “Controlled Company” based on the fact that the Smith brothers hold more than 50% of the voting power of Sinclair and are parties to a stockholders’ agreement that obligates them to vote for each other as candidates for election to the Board of Directors.  The Smith brothers have been our executive officers and/or directors at all times since the Company became public in 1995.  Currently, David D. Smith, Frederick G. Smith and J. Duncan Smith are both executive officers and directors and Robert E. Smith is a director.

Director Independence.  The Board has determined that Messrs. McCanna, Keith and Leader have no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that they otherwise meet the independence criteria under rule 4200 of the Nasdaq rules.  The Board has also determined that Messrs.  McCanna, Keith and Leader satisfy the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934 to enable them to serve on the Audit Committee.  In making its independence determination, the Board of Directors considered any transactions, relationships and arrangements as required by our independence guidelines.  In particular, with respect to each of the most recent completed three fiscal years, the Board evaluated (1) for Mr. Keith, the type and amount of investment advisory services provided by the firm where he serves as an executive officer to our controlling shareholders and family members of our controlling shareholders and (2) for Mr. McCanna, the type and amount of accounting, tax and related services provided by the firm where he serves as its managing director to our controlling shareholders, family members of our controlling shareholders and entities (other than Sinclair) owned or controlled by our controlling shareholders or family members of our controlling shareholders.

Pursuant to the Nasdaq rules governing director independence, Basil A. Thomas is not deemed to be independent because of Mr. Thomas’s relationship to our outside counsel.  Mr. Thomas is of counsel to Thomas & Libowitz, P.A. and the father of Steven A. Thomas, a partner and founder of Thomas & Libowitz, P.A., which serves as our outside counsel.  During 2003 and 2006, Sinclair and its subsidiaries paid fees to Thomas & Libowitz, P.A. that exceeded the limits set forth in the independence criteria under Nasdaq rules, which precluded the Board from finding Mr. Thomas independent.

Notwithstanding Mr. Thomas’s failure to meet Nasdaq’s current independence criteria, Mr. Thomas served on the Audit Committee pursuant to Nasdaq’s “exceptional and limited circumstances” exception until our 2006 annual meeting of shareholders.  During the time he served pursuant to this exception, Mr. Thomas did not participate in discussions regarding related party transactions.

Audit Committee. The members of the Audit Committee are Messrs. McCanna, Keith and Leader.  The Audit Committee is governed by a written charter approved by the Board of Directors and available on our website at www.sbgi.net.  The Audit Committee formally met eight times during the year ended December 31, 2006.

The Board of Directors has determined that all audit committee members are financially literate under the current listing standards of the Nasdaq and that Lawrence E. McCanna qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Nasdaq rules adopted during 2003 require that audit committees have at least three directors and that all directors be independent, as defined by Nasdaq and Rule 10A-3 under the Securities Exchange Act of 1934.  The Board has determined that Messrs. McCanna, Keith and Leader meet the independence criteria established by Nasdaq and the SEC.

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of Sinclair including compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of Sinclair’s internal audit function.  The Audit Committee is responsible for the appointment of Sinclair’s independent auditors, whose appointment may be ratified by the shareholders.  The Audit Committee is responsible for reviewing compliance with Sinclair’s ethics policy and has established procedures for the receipt, retention and treatment of complaints received by Sinclair regarding accounting controls or auditing matters and the confidential, anonymous submission by Sinclair’s employees of concerns regarding questionable accounting or auditing matters.  The Audit Committee is also responsible for approving or ratifying related person transactions pursuant to Sinclair’s related person transaction policy.  This policy is described in this proxy statement under the caption “Related Person Transactions”.

Compensation Committee.  Nasdaq listing requirements require that compensation of executive officers be determined, or recommended to the Board of Directors for determination, either by a majority of the independent directors or a compensation committee comprised solely of independent directors.  As a controlled company, however, we are not subject to this listing requirement and, as a result, the Board of Directors has determined that notwithstanding Mr. Thomas’s failure to meet Nasdaq’s current independence criteria for 2006, it was in the best interest of Sinclair and its shareholders that Mr. Thomas chair the Compensation Committee.  The other members of the Compensation Committee are Messrs. McCanna, Keith, and Leader, all of whom meet the independence criteria established by Nasdaq listing requirements.  Although the Compensation Committee does not have a written charter, the Committee is charged with the responsibility for setting executive compensation, reviewing certain compensation programs, administering our equity incentive plans, recommending for inclusion in this proxy statement the Compensation Discussion and Analysis included in this proxy statement, preparing the compensation committee report required by SEC rules which is included in this proxy statement and making other recommendations to the Board of Directors.  The Compensation Committee formally met seven times during the year ended December 31, 2006.

Each year, the Compensation Committee reviews the prior performance of each named executive officer, reviews the effectiveness of past compensation objectives and approves the compensation policies and plans for the next fiscal year.  The Compensation Committee assesses each named executive officer’s operational abilities, leadership skills, and potential to contribute to long-term shareholder value.  Named executive officers have access to the Compensation Committee to present and discuss their own performance and compensation plan.  At times, the Compensation Committee may specifically request meetings with named executive officers to gain a full understanding and exploration of assessed attributes.  Our President and Chief Executive Officer, David D. Smith, and our Executive Vice President and Chief Financial Officer, David B. Amy, consult with the Compensation Committee on appropriate compensation for named executive officers other than themselves.  In addition, our Vice President, Human Resources presents information and recommendations to the Compensation Committee based on market evaluations.  The Compensation Committee does not use outside consultants to set compensation.

Director Nominations.  The Board does not have a standing nominating committee and there is no formal nominating committee charter, although the Board has adopted a resolution addressing the director nominations process. Instead, the directors who are determined to be “independent” under the Nasdaq rules perform the functions of a nominating committee. The Board believes it is appropriate not to maintain a standing nominating committee primarily because the relatively small number of independent directors on the Board makes it unnecessary to separate the nominating function into a committee structure.

Our independent directors are primarily responsible for identifying and recommending nominees to the Board of Directors for approval of membership on the Board. The independent directors’ primary responsibilities in recommending nominees are to:  (1) establish criteria for the selection of new directors to become members of the Board, which criteria shall be approved by the Board; (2) lead the search for and identify individuals qualified to become members of the Board and conduct the necessary and appropriate inquiries into the backgrounds and qualifications of possible nominees; (3) consider questions of independence and possible conflicts of interest of members of the Board and executive officers, and whether a candidate has special interests or a specific agenda that would impair his or her ability to effectively represent the interest of all shareholders; (4) consider recommendations for director nominees from current directors and executive officers, shareholders and other parties they deem appropriate; (5) have the authority to retain and terminate a search firm to identify director candidates at our expense, (6) determine each proposed nominee’s qualifications for service on the Board; (7) consult with the CEO and Chairman of the Board during the process of identifying director nominees; (8) identify and recommend annually, or as vacancies or newly created positions occur, director nominees for approval by the Board of Directors; and (9) review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes and personal and professional backgrounds for service as one of our directors.

The independent directors will consider nominees proposed by shareholders.  Although there is no formal policy regarding shareholder nominees, the Board of Directors believes that shareholder nominees should be viewed in substantially the same manner as other nominees.  The consideration of any candidate for director will be based on an assessment of the individual’s background, skills and abilities, and if such characteristics qualify the individual to fulfill the needs of the Board at that time.  To recommend a prospective nominee for consideration, shareholders should submit the candidate’s name, contact information, biographical material and qualifications in writing to Corporate Secretary, Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland 21030.

Shareholder Communication with the Board.  Shareholders and other parties interested in communicating directly with the Board, any Board committee or any Director, may do so by writing to Sinclair Board of Directors, c/o Corporate Secretary, Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland 21030.  Under the process adopted by the Board, letters we receive that are addressed to members of the Board are reviewed by our Corporate Secretary who will regularly forward a summary and copies of all such correspondence to the Board.

Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

However, shareholder communications that constitute advertising or promotion of a product or service or relate to improper or irrelevant topics will not be forwarded to the Board, any board committee or any director.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Messrs. Thomas, Keith, Leader and McCanna.  None of the members of our Compensation Committee at any time has been one of our officers or employees.

The following executive officers are directors of other entities that have a director or executive officer who is on our Board of Directors.  David D. Smith, Frederick G. Smith and J. Duncan Smith, all of whom are executive officers and on our Board of Directors, are directors and/or executive officers of other various companies controlled by them, including Beaver Dam, LLC, Cunningham Communications, Inc., Keyser Investment Group, Inc., Bay Television, Inc. and Sinclair Relief Fund.  Barry M. Faber is an executive officer of Sinclair and a director of Sinclair Relief Fund.  Additionally, David D. Smith is a director and executive officer of Sinclair Ventures, Inc.  Frederick G. Smith, J. Duncan Smith and Robert E. Smith are directors of Sinclair Ventures, Inc.  See Certain Relationships and Related Transactions for additional information regarding the previously mentioned executive officers and directors.

Mr. Thomas is of counsel to the law firm Thomas & Libowitz, P.A., our outside counsel, and is the father of Steven A. Thomas, a senior attorney and founder of Thomas & Libowitz, P.A.  In 2006, fees paid to Thomas & Libowitz, P.A. were $0.5 million.

During 2006, none of the named executive officers participated in any deliberations of our Compensation Committee relating to compensation of the named executive officers.

Director Compensation for 2006

The following table sets forth certain information regarding compensation for services rendered by our non-employee directors during the year ended December 31, 2006.

Name (a)	Fees Earned or Paid in Cash	Stock Awards (b)	All Other Compensation		Total
Robert E. Smith	38,250	17,800	6,590	(c)	62,640
Daniel C. Keith	56,050	17,800	—		73,850
Martin R. Leader	55,250	17,800	—		73,050
Lawrence E. McCanna	60,550	17,800	—		78,350
Basil A. Thomas	51,050	17,800	—		68,850

(a)            Compensation for David D. Smith, our Chairman of the Board, President and Chief Executive Officer, is reported in the Summary Compensation Table included in this proxy statement.  Frederick G. Smith and J. Duncan Smith are omitted from this table, as they serve as executive officers, but are not named executive officers and do not receive additional compensation for services provided as directors.

(b)           On the date of our annual meeting, each non-employee director receives a grant of 2,000 shares of Class A Common Stock pursuant to the 1996 Long-Term Incentive Plan for services rendered during the preceding year.  The amount presented is the accounting expense recognized in our consolidated financial statements pursuant to Statement of Financial Accounting Standards No. 123(R) (FAS 123R) in 2006 for the stock awards in previous years.  The amount presented also represents the grant date fair value of the stock award.  There were no stock option awards made in 2006.  The following table shows the number of stock options and stock awards held by each director as of December 31, 2006.  All stock options are immediately exercisable.

Director	Outstanding Stock Options	Outstanding Stock Awards
Robert E. Smith	10,000	4,000
Daniel C. Keith	10,000	4,000
Martin R. Leader	10,000	4,000
Lawrence E. McCanna	10,000	4,000
Basil A. Thomas	10,000	4,000

(c)          Includes income related to tickets to sporting events.

Our directors who are also our employees serve without additional compensation. Non-employee directors receive $35,000 annually for their service as a director and a grant of 5,000 shares of Class A Common Stock for attending the annual meeting of shareholders. The Audit Committee chairman receives an additional $7,500 annually and the Compensation Committee chairman receives an additional $6,000 annually.  Each special committee chairman receives an additional $1,125 each quarter until the subject under discussion by the special committee has been concluded.  Non-employee directors also receive $2,000 for each meeting of the Board of Directors attended, $2,500 for each Audit Committee meeting and special committee meeting, if any, attended and $1,500 for each Compensation Committee meeting attended.  We reimburse our directors for any business related travel expenses.

Compensation Discussion and Analysis

Introduction.  In this section, we discuss certain aspects of our compensation program as it pertains to our President and Chief Executive Officer, our Executive Vice President/Chief Financial Officer, our Chief Operating Officer/Television Group, our Vice President/General Counsel and our Vice President/Corporate Finance/Treasurer in 2006. These individuals represent our executive officer, our principal financial officer and our three other most highly compensated executive officers during 2006.  We refer to these five persons throughout this proxy statement as the “named executive officers.” Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.

We believe that the performance of each of the named executive officers has the potential to impact both our short-term and long-term profitability. Our Board of Directors has established a Compensation Committee (the Committee) that is responsible for establishing and administering our named executive officers’ and other key employees’ compensation. With the exception of Mr. Thomas, the Committee consists of non-employee directors who are independent under the Nasdaq listing standards.

General Philosophy and Objectives.  We believe that our people are our most valuable resource and that the dedication and quality of our named executive officers are vital to the long-term interests of our shareholders.  We have established a compensation program for our named executive officers that is competitive and designed to support our strategic goals.  The primary objectives of our compensation program are to attract and retain the best available people while efficiently utilizing available resources, to enhance the named executive officers’ overall performance, to align the long-term interests of our named executive officers with those of our shareholders, to improve our overall business performance and to reward individual performance.  This is accomplished through a combination of base salary, long-term incentive compensation and, where appropriate, incentive cash bonus, designed to be competitive with comparable employers in the television broadcast industry.  The Committee considers both the Company’s overall performance and the individual’s performance when setting compensation levels.  However, there are no set guidelines or policies outlining the weight of each, as the Committee assesses each factor at its discretion.

Compensation Process.    Each year, the Committee reviews the prior performance of each named executive officer, reviews the effectiveness of past compensation objectives and approves the compensation policies and plans for the next fiscal year.  The Committee assesses each named executive officer’s operational abilities, leadership skills, and potential to contribute to long-term shareholder value. Named executive officers have access to the Committee to present and discuss their own performance and compensation plan.  At times, the Committee may specifically request meetings with named executive officers to gain a full understanding and exploration of assessed attributes. Our President and Chief Executive Officer, David D. Smith, and our Executive Vice President and Chief Financial Officer, David B. Amy, consult with the Committee on appropriate compensation for named executive officers other than themselves.  In addition, our Vice President, Human Resources presents information and recommendations to the Committee based on market evaluations.  In determining the amount of named executive officer compensation each year, the Committee reviews competitive market data from the broadcast and media industry as well as other similarly sized companies comparable to Sinclair.  In addition, we use a peer group of broadcast and media companies for benchmarking named executive officer compensation including levels of base salary and cash bonuses. We target our named executive officer’s compensation to the peer group average of salary and cash bonuses in order to be competitive in the market.

We selected a representative sample of companies which we believe compete directly with us for executive talent in the broadcast industry.  For 2006, the peer group consisted of the following companies:

—	Granite Broadcasting Corporation	—	Meredith Corporation
—	Gray Television, Inc.	—	Nexstar Broadcasting Group, Inc.
—	LIN TV, Corp.	—	Young Broadcasting, Inc.

All final compensation decisions regarding named executive officers are made by the Committee.

Primary Elements of Compensation.  We provide a competitive mix of compensation elements that align named executive officer compensation with shareholder value.  Our compensation program includes both short and long-term compensation in the form of base salary, long-term incentive compensation and cash bonus as discussed below:

Base Salary.  Base salaries are not objectively determined, but instead reflect levels that we concluded were appropriate based upon our general experience.  Base salary is designed to provide competitive levels of compensation to our named executive officers based upon their experience, professional status, accomplishments, duties and scope of responsibility.  As noted above under Compensation Process, also taken into consideration when establishing base salaries are salaries paid by our competitors for similar positions within the television broadcast industry as well as salaries paid by companies outside of our industry for comparable positions.  In addition to market comparisons, individual performance will affect base salary.  An important aspect of base salary is our ability to use annual base salary adjustments to reflect an individual’s performance or changed responsibilities.  With the exception of Steven M. Marks, Chief Operating Officer/Television Group (the COO), our 2006 named executive officers’ primary source of compensation comes in the form of base salary.

Long-Term Incentive Compensation.  Our compensation program includes long-term incentive compensation, which in 2006 was paid in the form of restricted stock awards made in Class A Common Stock. We have elected to pay long-term incentive compensation in order to provide an incentive for our named executive officers to provide strong returns to our shareholders, to better align the interests of our named executive officers with those of our shareholders, to continue long-term leadership in the service of the company and to ensure a competitive compensation program given the market prevalence of equity compensation.

Historically, we provided equity compensation in the form of stock options.  During 2006, we began using restricted stock as our sole form of equity compensation.  We believe that the accounting and tax treatment pursuant to Statement of Financial Accounting Standards No. 123(R), including the administrative burden and costs associated with stock option grants make stock option grants less attractive than restricted stock awards.  We do not expect to make stock option grants to our named executive officers in 2007.  However, we do expect to utilize stock-settled stock appreciation rights in 2007.

Our restricted stock awards are time based awards requiring the named executive officer to remain employed by the company in order for the restricted stock to vest 25% after one year, 25% after the second year and 50% after the third year.  Dividends on the vested and unvested portion of the award are paid quarterly to the named executive officers subject to our ordinary policy for declaring and paying dividends.  When awarding equity awards, consideration is given to company and employee performance, but awards are made at the discretion of the Committee under no objective guidelines.   We make grants of equity awards only at the closing price of our stock on the date of grant.  We try to make equity awards at times when they will not be influenced by scheduled releases of information or while we otherwise possess material, non-public information, but we have no formal policy as to the timing of equity grants.

Historically, equity based awards have been a significantly smaller source of our named executive officers’ total compensation than base salary.

Cash Bonus.  For 2006 performance, with the exception of our COO, no named executive officers received a cash bonus.  As shown in the “Security Ownership of Certain Beneficial Owners and Management” table, Mr. David D. Smith, our CEO, is one of the largest shareholders of the company.  His financial well-being is directly tied to the performance of the company through his significant share ownership; therefore, in 2006 he did not receive a cash bonus.  We believe that his significant share ownership is a contributing factor to strong long-term corporate performance.

With regard to the other named executive officers, our compensation philosophy is to only award cash bonuses to those that have a direct influence on our ongoing revenue performance.  When considering the remaining named executive officers, the Committee determined that our COO has the greatest ability to influence the company’s revenue performance and therefore for 2006, should be the only named executive officer paid a performance-based cash bonus. The purpose of our COO’s cash bonus is to promote the attainment of specific financial goals and reward achievement of those goals.  We favor an objective approach when measuring his cash bonus. The cash bonus is categorized into two components:  a quarterly cash bonus and an annual cash bonus. The Committee determines at its discretion the maximum bonus amounts paid under each component.  For 2006, the maximum amounts were $110,000 ($27,500 per quarter) and $300,000 for the quarterly bonus and annual bonus, respectively.  Each component is dependent on the generation of television broadcast cash flow (BCF) levels.  BCF is a non-GAAP measure reflective of our television assets’ operating performance.  We believe this measure best captures our COO’s influence over our revenue performance and operating efficiencies at our television stations.  The Committee can adjust BCF amounts used in the measurement of the COO’s performance at its discretion for unexpected circumstances.  BCF is GAAP operating income plus corporate general and administrative expenses, stock-based compensation, depreciation and amortization, impairments, other operating divisions’ expenses and other non-cash charges less other operating divisions’ revenues and cash film payments.

The quarterly component is paid on a sliding scale.  If actual quarterly BCF is in excess of budgeted quarterly BCF for a particular quarter, then one quarter of the maximum quarterly bonus is paid.  During 2006, each quarter’s actual BCF exceeded budgeted BCF and therefore, 100% of the maximum quarterly bonus of $110,000 was paid for the year. The annual component is paid on a progressive scale. For every $1.0 million that annual actual BCF exceeds annual budgeted BCF, $15,000 is paid up to the maximum annual bonus.  During 2006, actual annual BCF exceeded the budgeted annual BCF by greater than $20.0 million, thus 100% of the maximum annual bonus of $300,000 was paid for the year.

For fiscal 2007 performance and similar to the recent past, the only named executive officer expected to be awarded a cash bonus is our COO.  We expect the 2007 bonus structure to be similar to that of 2006.

Retirement Plans.  Our compensation program includes retirement plans designed to provide income following a named executive officer’s retirement. Our named executive officers can participate in The Sinclair Broadcast Group, Inc. 401(k) Profit Sharing Plan and Trust (the 401(k) Plan). Contributions made to the 401(k) Plan are matched by the company, typically in the form of our Class A common stock.  The match is discretionary and typically equal to 50% of elective deferrals, up to 4% of each named executive officer’s total cash compensation subject to Internal Revenue Service regulations.  In addition, the Committee has the ability to make additional discretionary contributions to the 401(k) Plan for the benefit of named executive officers.  Calculations of targeted overall compensation for named executive officers do not include the benefits expected to be received under the 401(k) Plan.  For 2006, the Committee awarded each named executive officer the typical match and there was no additional discretionary contribution.

Named executive officers also have the ability to contribute pre-tax dollars to the Post 2004 Executive Deferred Compensation Plan (the Deferred Plan).  Participants in the Deferred Plan can choose to invest their accounts among mutual funds that are reviewed annually. The Company does not make contributions to the Deferred Plan for the benefit of the named executive officers.

Named executive officers participate in the 401(k) Plan and Deferred Plan on the same terms as all other employees.

Perquisites and Other Benefits.  Perquisites and other benefits represent a minimal amount of the named executive officers’ compensation.  The Committee annually reviews the perquisites that named executive officers receive.  The primary perquisites for named executive officers are golf club memberships, automobile allowance and related expenses, tickets to sporting events and certain business entertainment events and related expenses.

Named executive officers also participate in our other benefit plans on the same terms as all other employees. These other plans include medical, dental and vision insurance, disability and life insurance and the employee stock purchase plan.

Employment Agreements.  We do not have an employment agreement with David D. Smith, President and Chief Executive Officer and we do not currently anticipate entering into an agreement.  Below is a description of the employment agreements we have entered into with our other named executive officers:

In September 1998, we entered into an employment agreement with David B. Amy, Executive Vice President and Chief Financial Officer. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Amy at any time, with or without cause. The severance payment due upon termination without cause is equal to one month’s base salary in effect at the time of termination times the number of years of continuous employment by us or our predecessor. Mr. Amy has been employed by us 22 years as of December 31, 2006.  Mr. Amy receives a base salary for 2007 of $620,000. The agreement contains non-competition and confidentiality restrictions on Mr. Amy.

In February 1997, we entered into an employment agreement with Steven M. Marks, COO. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Marks at any time, with or without cause. The agreement does not provide for any payments to Mr. Marks upon termination.  Mr. Marks receives a base salary for 2007 of $691,236 and will have a 2007 bonus opportunity of up to $415,500, which will depend upon the achievement of specific Company revenue and broadcast cash flow targets.  The agreement contains non-competition and confidentiality restrictions on Mr. Marks.

In August 2004, we entered into an employment agreement with Barry M. Faber, Vice President and General Counsel. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Faber at any time, with or without cause. The severance payment due upon termination without cause is equal to one month’s base salary in effect at the time of termination times the number of years of continuous employment by us or our predecessor. Mr. Faber has been employed by us ten years as of December 31, 2006.  Mr. Faber receives a base salary for 2007 of $600,000. The agreement contains non-competition and confidentiality restrictions on Mr. Faber.

In March 2001, we entered into an employment agreement with Lucy A. Rutishauser, Vice President/Corporate Finance/Treasurer.   The agreement does not provide for any payments to Ms. Rutishauser upon termination.  The agreement does not have any specified termination date and we have the right to terminate the employment of Ms. Rutishauser at any time, with or without cause. Ms. Rutishauser receives a base salary for 2007 of $275,000. The agreement contains non-competition and confidentiality restrictions on Ms. Rutishauser.

Tax Consideration.  Section 162(m) of the Internal Revenue Code of 1986 (Section 162 (m)), as amended, imposes a $1.0 million limit on the amount that a public company may deduct for compensation paid to the Company’s CEO or any of the Company’s four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to certain types of compensation, such as certain commissions, qualified performance-based compensation, retirement plan contributions and excludable benefits, among others.  Qualified performance-based compensation is not subject to Section 162(m)’s limitation if: 1) it was paid solely because the executive has attained one or more pre-established objective performance goals; 2) a compensation committee or sub-committee comprised solely of two or more outside directors established the performance goals; 3) the material terms of the performance goals were disclosed to and subsequently approved by the shareholders before the compensation is paid; and 4) the compensation committee certified in writing, before the compensation is paid, that the performance goals and any other materials terms were, in fact, satisfied.  For 2006, non-equity incentive compensation exceeding the imposed limits pursuant to Section 162(m) was not treated as deductible compensation.  For 2006, approximately $73,815 of the compensation paid to Mr. Marks was not deductible under Section 162(m).  As further described on page 5, we are seeking shareholder approval of performance criteria in order to avoid the future application of the deduction limitation requirements pursuant to Section 162(m).

Executive Compensation Actions After December 31, 2006.  On April 2, 2007, the Committee granted restricted stock awards to named executive officers, except Mr. David Smith, in accordance with the discussion under “Long-Term Incentive Compensation” above.  Messrs. Amy, Marks, Faber and Ms. Rutishauser were granted restricted stock awards of 10,000, 10,000, 10,000 and 4,000, respectively.  On April 2, 2007, the Committee also granted Mr. David Smith 200,000 stock-settled stock appreciation rights (SARs).  The SARs, which were granted pursuant to the Company’s 1996 Long-Term Incentive Plan, have a 10-year term and are fully vested upon grant.  Upon exercise of the SARs, Mr. Smith would receive a number of shares of Class A common stock equal in value to the difference between the SARs’ base value of $15.78 per SAR and the per share closing price of the Company’s Class A common stock on the date of exercise for the number of SARs being exercised.  The Committee granted these SARs in recognition of Mr. Smith’s contributions to the Company.  The Committee believes his leadership, foresight and skills have contributed greatly to the success of the Company.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in or incorporated by reference into the Company’s annual report on Form 10-K and the Company’s proxy statement on Schedule 14A.

Compensation Committee

Basil A. Thomas, Chairman

Daniel C. Keith

Martin R. Leader

Lawrence E. McCanna

Summary Compensation Table for 2006

The following table sets forth certain information regarding compensation for services rendered in all capacities during the year ended December 31, 2006 by our named executive officers.

Name and Principal Position	Salary	Stock Awards (a)	Non-equity Incentive Plan Compensation		All Other Compensation		Total
David D. Smith, President and Chief Executive Officer	$1,000,000	$—	$—		$24,951	(b)	$1,024,951
David B. Amy, Executive Vice President and Chief Financial Officer	520,000	23,430	—		20,354	(c)	563,784
Steven M. Marks, Chief Operating Officer/Television Group	658,320	23,430	410,000	(d)	26,578	(e)	1,118,328
Barry M. Faber, Vice President/General Counsel	500,000	9,763	—		17,622	(f)	527,385
Lucy A. Rutishauser, Vice President/Corporate Finance/Treasurer	248,300	3,905	—		6,382		258,587

(a)          Represents the expense recognized in accordance with FAS 123R relating to the vesting of restricted stock awards granted in 2006.  2006 was the first year restricted stock awards were granted.  For further information see Note 2. Stock-Based Compensation to our consolidated financial statements and related footnotes in our 2006 Annual Report on Form 10-K.

(b)         Includes perquisites of $11,000 related to club dues, $4,400 of Sinclair 401(k) matching contribution and $3,954 related to sporting event tickets.  Other perquisites and personal benefits include automobile expenses, life and disability insurance and cell phone usage.

(c)          Includes perquisites of $9,942 related to personal automobile expenses, $4,400 of Sinclair 401(k) matching contribution and $3,813 related to club dues.  Other perquisites and personal benefits include life and disability insurance and cell phone usage.

(d)         Mr. Marks’ cash bonus in proportion to salary is dependant on his performance pursuant to the cash bonus calculation as well as market evaluations.  See Compensation Discussion and Analysis above for further information.

(e)          Includes perquisites of $11,728 related to personal automobile expenses, $4,400 of Sinclair 401(k) matching contribution and $4,225 related to club dues.  Other perquisites and personal benefits include life and disability insurance, travel costs paid for Mr. Marks’ wife to accompany him on client business trips and cell phone usage.

(f)            Includes $6,516 of sales commissions.  The perquisites include $4,400 of Sinclair 401(k) matching contribution and $4,162 related to club dues.  Other perquisites and personal benefits include life and disability insurance and cell phone usage.

Grants of Plan-Based Awards for 2006

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)
Name	Grant Date	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock	Grant Date fair Value of Stock Awards (b)
David D. Smith	—	$—	$—	$—	—	$—
David B. Amy	4/3/2006	—	—	—	12,000	93,720
Steven M. Marks	4/3/2006	15,000	110,000	410,000	12,000	93,720
Barry M. Faber	4/3/2006	—	—	—	5,000	39,050
Lucy A. Rutishauser	4/3/2006	—	—	—	2,000	15,620

(a)             Threshold reflects the minimum payment that Mr. Marks is eligible to be paid in 2007 for 2006 performance.  The threshold payment is reflective of annual BCF exceeding annual budgeted BCF by $1.0 million.  Target is reflective of each quarterly BCF exceeding each respective quarterly budgeted BCF.  Maximum reflects the total amount Mr. Marks is eligible to be paid if quarterly and annual BCF exceeds all respective BCF targets.  For further information regarding Mr. Marks’ cash bonus, see the Primary Elements of Compensation — Cash Bonus section of the Compensation Discussion and Analysis above.  During 2006, no other named executive officers received non-equity incentive plan awards.

(b)            Restricted stock award vesting is not dependent on future performance levels, rather it is dependent solely on future employment with the company.  The grant date fair values of the restricted stock award fair values were computed in accordance with FAS 123R and do not include estimates for forfeitures.  There can be no assurance that FAS 123R amounts shown in this table will ever be realized by the named executive officer.  Restrictions lapse over three years at 25%, 25% and 50%, respectively.  For further information regarding restricted stock awards, see the Primary Elements of Compensation — Cash Bonus section of the Compensation Discussion and Analysis above.

Outstanding Equity Awards at Fiscal Year End for 2006

The following table provides certain information about all equity compensation awards held by the named executive officers as of December 31, 2006.  All options held by named executive officers are exercisable.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (a)	Market Value of Shares or Units of Stock that have not Vested (b)
David D. Smith				—	$—
	150,000	$9.2500	03/01/2010
	100,000	9.8330	08/07/2013
	200,000	12.3000	03/29/2014
David B. Amy				12,000	$126,000
	135,000	$24.2000	02/01/2008
	100,000	9.2500	03/01/2010
	10,000	8.8100	03/12/2011
	10,000	11.6300	03/01/2012
	10,000	8.1600	03/07/2013
	12,500	12.3000	03/29/2014
Steven M. Marks				12,000	$126,000
	72,000	$24.2000	02/01/2008
	5,000	9.2500	03/01/2010
	6,000	8.8100	03/12/2011
	10,000	11.6300	03/01/2012
	10,000	12.0000	01/02/2013
	10,000	8.1600	03/07/2013
	12,500	12.3000	03/29/2014
Barry M. Faber				5,000	$52,500
	5,000	$15.0550	09/03/2007
	5,000	17.8125	09/03/2007
	20,000	24.2000	02/01/2008
	20,000	24.2000	02/01/2008
	5,000	9.2500	03/01/2010
	10,000	9.2500	03/01/2010
	5,000	8.8100	03/12/2011
	5,000	11.6300	03/01/2012
	5,000	8.1600	03/07/2013
	10,000	12.3000	03/29/2014
Lucy A. Rutishauser				2,000	$21,000
	15,000	$24.2000	01/18/2009
	12,000	9.2500	03/01/2010
	5,000	8.8100	03/12/2011
	5,000	8.8130	03/19/2011
	4,000	11.6300	03/01/2012
	2,000	10.6000	11/01/2012
	4,000	8.1600	03/07/2013
	5,000	12.3000	03/29/2014

(a)            Restricted stock awards vest as follows:

	Vesting Date
Name	April 3, 2007	April 3, 2008	April 3, 2009
David B. Amy	3,000	3,000	6,000
Steven M. Marks	3,000	3,000	6,000
Barry M. Faber	1,250	1,250	2,500
Lucy A. Rutishauser	500	500	1,000

(b)           Based on closing market price of $10.50 per share on December 29, 2006.

Nonqualified Deferred Compensation for 2006

We adopted the Sinclair Broadcast Group, Inc. Executive Deferred Compensation Plan (the Plan) to allow eligible employees an opportunity to defer all or a portion of their compensation.  All named executive officers qualify for participation in the plan.  Amounts deferred are invested at the direction of participants among a selection of investment vehicles offered by the Plan.  We do not make contributions on behalf of our named executive officers to the Plan.  There were no withdrawals or distributions by or to the named executive officers for the year ended December 31, 2006.

Upon termination or resignation participants receive a lump sum payment from the plan within 30 days.  Upon retirement participants may elect payment in a lump sum or five or ten year annual installments.  The Plan will automatically terminate upon a change in control of the company unless the successor elects adoption of the plan within 90 days from the effective date of the change of control.

The following table sets forth information regarding the Plan for each of the named executive officers for the year ended December 31, 2006.

Name	Executive Contribution in Last Fiscal Year (a)	Aggregate Earnings in Last Fiscal Year (b)	Aggregate Balance at Last Fiscal Year End
David D. Smith	$—	$—	$—
David B. Amy	45,626	14,470	185,808
Steven M. Marks	—	—	—
Barry M. Faber	13,750	5,047	64,902
Lucy A. Rutishauser	—	51,881	466,995

(a)          All contributions were also reported in the Salary column of the Summary Compensation Table for each named executive officer.

(b)         We do not consider any of the earnings related to the Plan to be above market or preferential as defined by the SEC.

Potential Post-Employment Payments and Benefits

The following table sets forth the potential payments if termination of employment or a change in control for each named executive officer had occurred on December 29, 2006.

Benefits and Payments upon Termination	Termination without cause or for good reason	Termination with cause or for good reason	Change in control	Death or Disability
David D. Smith	$—	$—	$—	$—

David B. Amy
Severance Payment (a)	$997,666	$—	$—	$44,333
Restricted stock (b)	—	—	126,000	126,000
Deferred Compensation plan (c)	185,808	185,808	185,808	185,808
Total	$1,183,474	$185,808	$311,808	$356,141

Steven M. Marks
Restricted stock (b)	$—	$—	$126,000	$126,000
Total	$—	$—	$126,000	$126,000

Barry M. Faber
Severance Payment (a)	$458,336	$—	$—	$41,666
Restricted stock (b)	—	—	52,500	52,500
Deferred Compensation plan (c)	64,902	64,902	64,902	64,902
Total	$523,238	$64,902	$117,402	$159,068

Lucy A. Rutishauser
Restricted stock (b)	$—	$—	$21,000	$21,000
Deferred Compensation plan (c)	466,995	466,995	466,995	466,995
Total	$466,995	$466,995	$487,995	$487,995

(a)          Includes severance payment and accrued vacation as determined in accordance with employment agreement.  See Compensation Discussion and Analysis, Employment Agreements, for more information.

(b)         Based on closing market price of $10.50 per share on December 29, 2006.  Restricted stock immediately vests upon a change in control, death or disability, as defined in the plan.

(c)          Aggregate balance of employee amount held in plan on December 29, 2006.  See Nonqualified Deferred Compensation above, for further information.

Equity Compensation Plan Information

The equity compensation plan information as of December 31, 2006 was as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of December 31, 2006	Weighted-average exercise price of outstanding options, warrants and rights as of December 31, 2006

Number of securities
remaining available for
future issuance under
equity compensation plans
(excluding securities to be
issued upon exercise of
outstanding options,
warrants and rights as of
December 31, 2006)

Equity compensation plans approved by security holders	3,083,675	$16.53	9,955,884
Equity compensation plans not approved by security holders	—	—	—

Total	3,083,675	$16.53	9,955,884

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act) requires our officers (as defined in the SEC regulations), directors and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Steven M. Marks did not file one report on Form 4, reporting a disposition of stock held in the 401(k) Plan, on a timely basis but he has subsequently filed the required report.  Based solely on a review of copies of such reports of ownership furnished to us, or written representations that no forms were necessary, we believe that during the past fiscal year our officers, directors and greater than ten percent beneficial owners complied with all applicable filing requirements except for the Form 4 mentioned above.

Related Person Transactions

In January 2007 we adopted a written related person transaction policy.  Our related person transaction policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which the Company was or is to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest.  The Board of Directors has determined that certain transactions falling within the characteristics above do not create a material direct or indirect interest on behalf of the related person, and are, therefore, not deemed to be related person transactions.

The Audit Committee reviews all related person transactions and may approve or ratify the related person transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company.  The Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with approval of the related person transaction.

Any related person transaction previously approved by the Audit Committee or otherwise already existing that is ongoing in nature shall be reviewed by the Committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the Committee, if any, and that all required disclosures regarding the related person transaction are made.

Prior to the adoption of our related person transaction policy, consistent with Nasdaq listing standards and the Audit Committee charter, the Audit Committee reviewed or approved all related person transactions requiring disclosure under SEC regulations to the extent such transactions were entered into or amended since February 2004.  None of the following transactions were approved pursuant to the current related person transaction policy because each was entered into before the policy’s existence.

David, Frederick, J. Duncan and Robert Smith (collectively, the controlling shareholders) are brothers and hold substantially all of our Class B Common Stock.  During the year ended December 31, 2006, we engaged in the following transactions with them and/or entities in which they have substantial interests.

Cunningham Broadcasting Corporation.  Concurrently with our initial public offering, we acquired options from trusts established by Carolyn C. Smith, the mother of our controlling shareholders, for the benefit of her grandchildren that will grant us the right to acquire, subject to applicable FCC rules and regulations, 100% of the capital stock of Cunningham Broadcasting Corporation (Cunningham).  The Cunningham option exercise price is based on a formula that provides a 10% annual return to Cunningham.  Cunningham is the owner-operator and FCC licensee of WNUV-TV, Baltimore, Maryland; WRGT-TV, Dayton, Ohio; WVAH-TV, Charleston, West Virginia; WTAT-TV, Charleston, South Carolina; WBSC-TV, Anderson, South Carolina; and WTTE-TV, Columbus, Ohio.  The financial statements for Cunningham are included in our consolidated financial statements for all periods presented.

We entered into five-year LMA agreements (with five-year renewal terms at our option) with Cunningham pursuant to which we provide programming to Cunningham for airing on WNUV, WRGT, WVAH, WTAT, WBSC and WTTE.  During the year ended December 31, 2006, we made payments of $11.3 million to Cunningham under these LMA agreements.

Related Party Leases.  Certain assets used by us and our operating subsidiaries are leased from Cunningham Communications Inc., Keyser Investment Group, Gerstell Development Limited Partnership and Beaver Dam, LLC (entities owned by the controlling shareholders).  Lease payments made to these entities were $5.4 million for the year ended December 31, 2006.

On July 1, 2005, Sinclair Communications, LLC (Sinclair Communications), a subsidiary of Sinclair and Cunningham Communications, Inc. (Cunningham Communications) entered into Amendment No. 2 (the Amendment) to an original Lease Agreement (the Lease), dated July 1, 1987, as amended July 1, 1997.  The Amendment allows Sinclair Communications to lease tower and building space utilized for digital television transmission.  The Amendment became effective July 1, 2005 and expires on June 30, 2007.  Cunningham Communications is owned by David D. Smith, Sinclair’s President, Chief Executive Officer and Director, as well as Frederick Smith, J. Duncan Smith and Robert Smith, members of Sinclair’s Board of Directors and the controlling shareholders of SBG.  The Lease was amended to increase the monthly rent by $25,357 for a total monthly rent of $82,860.  In addition, on July 1, 2005, Sinclair Communications made a lump sum payment of $565,800 to Cunningham Communications as a requirement of the Amendment upon execution.  The monthly rent increased in July 2006 to $86,984.  We are currently in negotiations to renew the lease.

Bay TV. In January 1999, we entered into a local marketing agreement (LMA) with Bay Television, Inc. (Bay TV), which owns the television station WTTA-TV in Tampa, Florida.  Our controlling shareholders own a substantial portion of the equity of Bay TV.  The LMA provides that we deliver television programming to Bay TV, which broadcasts the programming in return for a monthly fee to Bay TV of $143,500.  We must also make an annual payment equal to 50% of the adjusted annual broadcast cash flow of the station (as defined in the LMA) that is in excess of $1.7 million.  The additional payment is reduced by 50% of the adjusted broadcast cash flow of the station that was below zero in prior calendar years until that amount is recaptured.  An additional payment of $0.9 million was made during the year ended December 31, 2006, related to the excess adjusted broadcast cash flow for the prior years.  Lease payments made to Bay TV were $1.7 million for the year ended December 31, 2006.  As of December 31, 2006, we secured a letter of credit for $0.7 million, in connection with Bay TV’s building lease.

In connection with our 1997 negotiations with The WB to obtain affiliation agreements for a number of our stations, we discussed an opportunity to obtain The WB affiliation in Tampa, Florida for WTTA-TV, which is owned by Bay TV as described above.  We did this in anticipation of entering into a LMA with Bay TV to program WTTA-TV, which was then operating as a non-affiliated independent television station airing paid programming.  In 1998, in order to obtain The WB affiliation for WTTA-TV, we and Bay TV each agreed to make payments in the future to The WB of $10.0 million, or $20.0 million in total.  Our agreement to make such payment was conditioned upon Bay TV entering into the aforementioned LMA agreement, which we subsequently entered into in January 1999.

Our obligation to make a $10.0 million payment to The WB was structured as a $5.0 million reduction of each of the payments owed to us by The WB under our multi-station affiliation agreement in January of each of 2006 and 2007, assuming that The WB was still operating a television network at the time such payments were due.  Additionally, Bay TV agreed to make $5.0 million cash payments to The WB in January 2006 and January 2007 pursuant to the granting of The WB affiliation for WTTA-TV.  Additionally, our multi-station WB affiliation agreement provides that The WB’s obligation to make a $5.0 million payment to us in each of January 2006 and 2007 is expressly conditioned upon receipt by The WB of corresponding payments from Bay TV.

After Bay TV failed to make the first $5.0 million payment to The WB on its due date January 16, 2006, The WB withheld $5.0 million from the amount due to us pursuant to our multi-station affiliation agreement. On January 24, 2006, The WB announced that it was combining with the UPN television network to form the CW Television Network.  As a result, we entered into negotiations with The WB regarding a number of issues surrounding The WB’s announcement, including the impact of the elimination of WTTA-TV’s WB network affiliation and the amount we and Bay TV agreed to pay for the affiliation in Tampa.

As a result of such negotiations, on May 2, 2006, we entered into primary affiliation agreements with the CW Television Network.  Concurrently, we entered into a release and settlement agreement between us and Bay TV, on one side, and The WB and UPN, on the other side (the Release and Settlement Agreement).  Pursuant to the Release and Settlement Agreement, we and Bay TV agreed to release The WB and UPN, and The WB and UPN agreed to release us and Bay TV, from any claims or other liabilities we or Bay TV, or The WB or UPN, may have arising out of or in connection with (a) any agreement, including any affiliation agreements entered into by us or Bay TV with The WB or UPN, and (b) any services previously performed by any one of the parties to the Release and Settlement Agreement for any other party to the Release and Settlement Agreement.   In addition, pursuant to the Release and Settlement Agreement, The WB assigned to us all of The WB’s rights to receive a $5.0 million payment from Bay TV on January 16, 2006.   In connection with executing the Release and Settlement Agreement and entering into the CW Television Network affiliation agreements, The WB and UPN agreed to make a payment to us and, on May 2, 2006, we entered into an agreement with Bay TV in which we agreed to pay Bay TV $750,000, representing Bay TV’s share of the payment made to us by The WB and UPN.  This payment was made by reducing by $750,000 Bay TV’s obligation to pay us $5.0 million, which obligation was assigned to us by The WB as described above.  We received the remaining $4.3 million obligation as of December 31, 2006.

Atlantic Automotive Corporation.  Atlantic Automotive is a holding company which owns automobile dealerships and a leasing company.  David D. Smith, our President and Chief Executive Officer, has a controlling interest in Atlantic Automotive and is a member of the Board of Directors.  We sold advertising time to Atlantic on our stations in Baltimore, Maryland and Norfolk, Virginia and received payments totaling $0.3 million during the year ended December 31, 2006.  We purchased a total of $1.1 million in vehicles and related vehicle services from Atlantic during the year ended December 31, 2006.

Allegiance Capital.  In August 1999, we established a small business investment company called Allegiance Capital Limited Partnership (Allegiance) with an investment of $2.4 million.  Our controlling shareholders and our Chief Financial Officer and Executive Vice President are also limited partners in Allegiance, along with Allegiance Capital Management Corporation (ACMC), the general partner.  ACMC controls all decision making, investing and management of operations of Allegiance in exchange for a monthly management fee based on actual expenses incurred which currently averages approximately $0.1 million and which is paid by the limited partners. Allegiance distributed $7.0 million to us during 2006.  We have invested $9.2 million as of December 31, 2006 and we are committed to invest up to $14.6 million

Thomas & Libowitz P.A.  Thomas & Libowitz P.A. (Thomas & Libowitz) serves as our outside general counsel.  Mr. Thomas is of counsel to Thomas & Libowitz and the father of Steven A. Thomas, a partner and founder of Thomas & Libowitz.  We paid fees of $0.5 million to Thomas & Libowitz during 2006.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our directors, officers (including our chief executive officer, chief financial officer, chief accounting officer and corporate controller and any person performing similar functions) and employees.  We have made the Code of Business Conduct and Ethics available on our website at www.sbgi.net.  We will disclose promptly any waiver or amendment of the Code for our executive officers or directors as required by law, SEC regulations or Nasdaq listing requirements.

AUDIT COMMITTEE, AUDIT FEES AND AUDITOR INDEPENDENCE

Report of the Audit Committee

The Audit Committee has received from Sinclair’s independent registered public accounting firm, Ernst & Young LLP (E&Y), written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, regarding E&Y’s independence, including a detailed statement of the relationship between E&Y and us that might bear on E&Y’s independence, and has discussed with E&Y its independence. The Audit Committee has discussed whether the provision of non-audit services by E&Y is compatible with maintaining E&Y’s independence. E&Y has stated that it believes that it is in full compliance with all of the independence standards established under generally accepted auditing standards and the rules of the SEC. The Audit Committee concurs, and has approved all non-audit services provided by E&Y in 2006. The Audit Committee also has discussed with E&Y the matters required to be discussed by Statements on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and No. 90, “Audit Committee Communications” including the selection of and changes in Sinclair’s significant accounting policies, the basis for management’s accounting estimates, E&Y’s conclusions regarding the reasonableness of those estimates and the disclosures included in the financial statements.

The Audit Committee met with management and representatives of E&Y in connection with E&Y’s audit of Sinclair’s consolidated financial statements and related schedule for the year ended December 31, 2006, and discussed such financial statements with management.  The Audit Committee also reviewed management’s report on its assessment of the effectiveness of Sinclair’s internal control over financial reporting and the independent registered public accounting firm’s report on management’s assessment and the effectiveness of Sinclair’s internal control over financial reporting.  Based on such review and discussion with management, and based on the Audit Committee’s reviews and discussions with E&Y regarding its independence and the matters required to be discussed under Statement on Auditing Standards No. 61 and No. 90, the Audit Committee recommended to the Board of Directors that the audited financial statements and related schedule and management’s assessment of the effectiveness of Sinclair’s internal control over financial reporting be included in Sinclair’s Annual Report on Form 10-K and the Board has approved that recommendation.

The Audit Committee has reviewed and discussed the fees paid to E&Y during the last year for audit and non-audit services, which are set forth in the proxy statement under “Disclosure of Fees Charged by Independent Registered Public Accounting Firm,” and has determined that the provision of the non-audit services are compatible with E&Y’s independence.

Audit Committee

Lawrence E. McCanna, Chairman

Daniel C. Keith

Martin R. Leader

Disclosure of Fees Charged by Independent Registered Public Accounting Firm

The following summarizes the fees charged by Ernst & Young LLP for certain services rendered to us during 2006 and 2005:

Audit Fees.  Fees paid to Ernst & Young LLP for the 2006 and 2005 calendar year audit of our annual financial statements, audit of management’s assessment of internal controls over financial reporting and the effectiveness of internal control over financial reporting and the reviews of the financial statements included in the 2006 Forms 10-Q were $1,115,101 and $1,119,480, respectively.

Audit-Related Fees.  Fees include benefit plan audits, accounting consultations, offering assistance, SEC consulting fees and Sarbanes-Oxley consulting fees totaling $6,500 and $56,180 paid to Ernst & Young LLP for the year ended December 31, 2006 and 2005, respectively.

Tax Fees.  Tax fees billed to us through December 31, 2006 and 2005 were $173,034 and $196,756, respectively, paid to Ernst & Young LLP, which represented fees for tax planning and compliance services.

All Other Fees.  During 2006 and 2005, subscription fees of $3,430 and $3,375, respectively, were paid to Ernst & Young LLP for the use of their on-line research tool.

All of the services described above were pre-approved by the Audit Committee.  None were approved pursuant to the waiver of pre-approval provisions set forth in Regulation S-X of the Securities and Exchange Commission.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

In May 2003, the Audit Committee adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other permissible non-audit services that may be provided by the independent registered public accounting firm (the independent auditors) in order to ensure that the provision of such services does not impair the auditor’s independence.  Under this policy, which remains in effect, the Audit Committee annually pre-approves the audit fee and terms of the engagement, as set forth in the engagement letter, along with a specified list of audit-related and tax services.  If any service to be provided by the independent auditors has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee and the independent auditor may not begin work on any engagement without confirmation of the Audit Committee pre-approval from the Chief Accounting Officer or his or her delegate.  In accordance with this policy, the Chair of the Audit Committee has been authorized by the Committee to pre-approve any audit-related, tax or other permissible non-audit service engagements of the independent auditors.

SHAREHOLDER PROPOSALS

If you intend to propose any matter for action at our 2008 annual meeting of shareholders, you must submit your proposal to the Secretary of Sinclair at 10706 Beaver Dam Road, Hunt Valley,  Maryland  21030 not later than December 12, 2007 at 5:00 p.m. Eastern Standard Time.  Only then can we consider your proposal for inclusion in our proxy statement and proxy relating to the 2008 annual meeting.  We will be able to use proxies you give us for the next year’s meeting to vote for or against any shareholder proposal that is not included in the proxy statement at our discretion unless the proposal is submitted to us on or before February 25, 2008.

BY ORDER OF THE BOARD OF DIRECTORS

J. Duncan Smith, Secretary

Baltimore, Maryland

April 10, 2007

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2									Please
									Mark Here	☐
for Address
Change or
Comments
SEE REVERSE SIDE

1.	Election of eight directors for a term expiring in 2008 as set forth in the proxy						3.	Approve the material terms of	FOR	AGAINST	ABSTAIN
	statement.							executive officer performance goals	☐	☐	☐
to qualify as performance-based
compensation.
	Nominees:	01 David D. Smith, 02 Frederick G. Smith, 03 J. Duncan Smith,
04 Robert E. Smith, 05 Basil A. Thomas, 06 Lawrence E. McCanna,
07 Daniel C. Keith, 08 Martin R. Leader
This proxy when properly executed will be voted in the manner
	For	Withheld	For all except:				directed herein by the undersigned stockholder. If no direction is
	☐	☐	☐				made, this proxy will be voted FOR the nominees for directors, FOR each of the other proposals and in accordance with the proxies’
discretion on any other business that may properly come before
				FOR	AGAINST	ABSTAIN	the meeting to the extent permitted by law.
2.	Ratification of the appointment of Ernst & Young LLP			☐	☐	☐
	as the Independent Registered Public Accounting Firm						Please mark, sign and date, and return the proxy card promptly using
	for the year ending December 31, 2007.						the enclosed envelope.

								Dated:		,2007

Signatures

Please sign exactly as name appears to the left. When shares are held by joint tenants, both should sign. When signing
as attorney, executor, administrator, trustee or guardian,
please give full title as such. If a corporation, please sign in full corporate name by President or other authorized
officer. If a partnership, please sign in partnership name by authorized person.officer.

FOLD AND DETACH HERE

PROXY

SINCLAIR BROADCAST GROUP, INC.

PROXY FOR ANNUAL MEETING OF MAY 10, 2007

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

The undersigned hereby appoints David D. Smith and Frederick G. Smith, or either of them, as attorneys-in-fact, with full power of substitution, to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of Sinclair Broadcast Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Sinclair Broadcast Group, Inc. (the “Company”) to be held on May 10, 2007 at the Company’s corporate office, 10706 Beaver Dam Road, Hunt Valley, MD 21030 at 10:00 a.m. local time.

NOT VALID UNLESS DATED AND SIGNED ON THE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2									Please
									Mark Here	☐
for Address
Change or
Comments
SEE REVERSE SIDE

1.	Election of eight directors for a term expiring in 2008 as set forth in the proxy						3.	Approve the material terms of	FOR	AGAINST	ABSTAIN
	statement.							executive officer performance goals	☐	☐	☐
to qualify as performance-based
compensation.
	Nominees:	01 David D. Smith, 02 Frederick G. Smith, 03 J. Duncan Smith,
04 Robert E. Smith, 05 Basil A. Thomas, 06 Lawrence E. McCanna,
07 Daniel C. Keith, 08 Martin R. Leader
This proxy when properly executed will be voted in the manner
	For	Withheld	For all except:				directed herein by the undersigned stockholder. If no direction is
	☐	☐	☐				made, this proxy will be voted FOR the nominees for directors, FOR each of the other proposals and in accordance with the proxies’
discretion on any other business that may properly come before
				FOR	AGAINST	ABSTAIN	the meeting to the extent permitted by law.
2.	Ratification of the appointment of Ernst & Young LLP			☐	☐	☐
	as the Independent Registered Public Accounting Firm						Please mark, sign and date, and return the proxy card promptly using
	for the year ending December 31, 2007.						the enclosed envelope.

								Dated:		,2007

Signatures

Please sign exactly as name appears to the left. When shares are held by joint tenants, both should sign. When signing
as attorney, executor, administrator, trustee or guardian,
please give full title as such. If a corporation, please sign in full corporate name by President or other authorized
officer. If a partnership, please sign in partnership name by authorized person.officer.

FOLD AND DETACH HERE

PROXY

SINCLAIR BROADCAST GROUP, INC.

PROXY FOR ANNUAL MEETING OF MAY 10, 2007

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

The undersigned hereby authorizes and directs Massachusetts Mutual Life Insurance Company, as trustee (the “Trustee”) of Sinclair Broadcast Group, Inc. 401(k) Profit Sharing Plan, to vote as proxy for the undersigned as herein stated at the Annual Meeting of Stockholders of Sinclair Broadcast Group, Inc. (the “Company”) to be held on May 10, 2007 at the Company’s corporate office, 10706 Beaver Dam Road, Hunt Valley, MD 21030, at 10:00 a.m. local time, and at any adjournment thereof, all shares of common stock of the Company allocated to the account of the undersigned under such Plan, on the proposals set forth on the reverse hereof and in accordance with the Trustee’s discretion on any other matters that may properly come before the meeting or any adjournments thereof. The undersigned hereby acknowledges receipt of the Notice and Proxy Statement, dated April 10, 2007.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE,
THE PROXY WILL BE VOTED BY THE TRUSTEE IN ITS SOLE DISCRETION IN THE BEST INTEREST OF THE PLAN PARTICIPANTS AND BENEFICIARIES.

PLEASE MARK, SIGN, DATE AND RETURN THIS VOTING INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE